SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2006

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On December 6, 2006, TVI Corporation (the “Company” or “TVI”) issued a press release announcing it would be filing with the Securities and Exchange Commission (the “SEC”) an amendment to its quarterly report on Form 10-Q for the quarter ended September 30, 2006 because it has concluded that the financial statements for the quarter included in its report should no longer be relied upon. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 6, 2006, TVI announced that the Company’s Board of Directors (the “Board”), upon the recommendation of the Company’s Audit Committee (the “Committee”), has determined that previously reported results announced in a press release dated November 2, 2006 and disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Q3 Report”) should be restated to eliminate approximately $550,000, or approximately 6.1%, of the Company’s reported revenue for the quarter. As a result, the Board has concluded that the Q3 Report should no longer be relied upon.

The Committee is, with the assistance of external accounting and legal advisors, conducting an investigation regarding a sale of 28 decontamination systems and related equipment to Signature Special Event Services, LLC (“SSES LLC”) during the quarter ended September 30, 2006 (the “SSES transaction”). As announced on November 1, 2006, TVI acquired substantially all of the assets and assumed certain of the liabilities of SSES LLC on October 31, 2006. Although the Committee’s investigation is ongoing, it has concluded that the Company should not have recorded a sale or recognized revenue from the SSES transaction which conclusion it has reported to the Board. Based on the preliminary findings of the Committee and its advisors and the progress of the investigation to date, the Board believes that the SSES transaction resulted in inappropriately recognized revenue of approximately $550,000 for the quarter ended September 30, 2006, representing approximately 6.1% of reported revenue for the quarter. TVI expects that the restatement will cause its reported operating income for the third quarter to decrease from approximately $2.1 million as previously reported to $1.7 million. Restated net income for the third quarter of 2006 is expected to be $973,000 resulting in restated diluted earnings per share of $0.03, representing a decrease of $239,000 in net income, or $0.01 in diluted earnings per share, from net income of $1,212,000 and diluted earnings per share of $0.04, as previously reported.

TVI intends to prepare and file amendments to its Q3 Report to correct the misstatements as soon as is reasonably practicable. Due to the ongoing nature of the Committee’s investigation, the financial impact of the transactions described above may change as further information becomes available.

In addition, TVI has not completed its assessment of how the errors it has identified reflect on the adequacy of its internal controls over financial reporting and disclosure controls and procedures. However, either individually or in the aggregate, these errors may result in TVI reporting one or more material weaknesses in its internal controls over financial reporting. TVI and the Committee are continuing to investigate the SSES transaction and its implications for TVI, including the adequacy of TVI’s internal controls over financial reporting and its disclosure controls and procedures.

The Committee and its advisers have discussed the matters disclosed in this Form 8-K with TVI’s independent registered public accounting firm, Stegman & Company.

Item 8.01. Other Events.

The Company has discussed the need for and impact of the proposed restatement with Branch Banking & Trust Company (“BB&T”), its lender under a financing and security agreement and other related agreements (together, the “Credit Agreement”). The Company does not believe that the restatement

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constitutes a default or event of default under the Credit Agreement; nor has BB&T advised TVI either that an event of default has occurred or that BB&T intends to enforce any remedies against the Company under the Credit Agreement. The Company believes that the filing of the amended Q3 report on the basis discussed above will remedy, within a time period permitted under the Credit Agreement, a condition which, with the passage of time, otherwise might constitute a default or event of default under the Credit Agreement.

This Form 8-K contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to TVI’s beliefs regarding the Credit Agreement and its ability to file the amended Q3 report on a timely basis. Investors are cautioned that such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and that actual developments and events may differ materially from the forward-looking statements as a result of various important factors. Factors that may cause such differences to occur include developments in the preparation of TVI’s restated financial statements or developments in the ongoing investigation.

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Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1	Text of TVI Corporation Press Release, dated December 6, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION
(Registrant)

Date: December 6, 2006	By:	/s/GEORGE J. ROBERTS
	Name:	George J. Roberts
	Title:	Senior Vice President and Chief Financial Officer

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